Exhibit 99.1

          BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES RECORD EARNINGS

     CHARLESTON, S.C., July 20 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), at its meeting July 20, 2006 in its 256 Meeting Street banking house, announced earnings for the 2nd quarter of 2006 of $1,010,834 or $.26 per share, an increase of 33.97% from 2nd quarter 2005 earnings of $754,540 or $.20 per share. Earnings for the six months ended June 30, 2006, were $1,876,270 or $.48 per share, an increase of 39.87% over 2005's first six months earnings of $1,341,443 or $.35 per share. Return on average assets and average equity for the quarter were 1.65% and 17.07%, respectively, up from the second quarter of 2005 of 1.26% and 13.28%, respectively.

     Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, "Quarterly earnings exceeded $1 million for the first time in the history of the bank for the quarter ended June 30, 2006. The earnings and success we have achieved are the result of excellent employees making The Bank of South Carolina a bank that differentiates itself from a crowded field of competitors. We are also pleased to announce that during the third quarter 2006, we plan to offer direct stock purchase, reinvestment, direct registration, and direct deposit for dividends - all significant shareholder enhancements. During the quarter ended June 30, 2006, our vested employees purchased 55,122 shares of stock under our stock option plan, which increased the corporation's capital by $514,149. We are looking forward to finishing a strong year.

     The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

Bank of South Carolina Corporation (BKSC)
Report of Earnings

                                                       June 30,       June 30,
                                                         2006           2005
                                                     ------------   ------------
Shares Outstanding BKSC Common Stock                    3,920,228      3,857,411

Book Value Per Share                                 $       5.73   $       5.33

Total Assets                                         $233,999,884   $231,451,546

Quarter Ending

Net Income                                           $  1,010,834   $    754,540

Basic Earnings Per Share                             $        .26   $        .20

Diluted Earnings Per Share                           $        .26   $        .19

Weighted Average Shares Outstanding Basic               3,893,576      3,857,411

Weighted Average Shares Outstanding Diluted             3,957,824      3,905,526

Six Months Ending

Net Income                                           $  1,876,270   $  1,341,443

Basic Earnings Per Share                             $        .48   $        .35

Diluted Earnings Per Share                           $        .47   $        .34

Weighted Average Shares Outstanding Basic               3,879,419      3,857,411

Weighted Average Shares Outstanding Diluted             3,952,903      3,894,663

     All share and per share data have been restated to reflect a 25% stock dividend declared on April 11, 2006

SOURCE  Bank of South Carolina
    -0-                             07/20/2006
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com/
    (BKSC)